Exhibit 99.1

Calavo Growers, Inc. Announces Fourth Quarter and Fiscal 2021 Financial Results

SANTA PAULA, Calif., Dec. 20, 2021—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of value-added fresh food, today reported its financial results for the fourth quarter and fiscal year ended October 31, 2021.

Fourth Quarter Financial Overview

●	Total revenue of $273.4 million, a 17% increase from the year-ago quarter.
●	Fresh segment revenue increased 26% year-over-year to $149.8 million, and Renaissance Food Group (RFG) and Foods segments revenues increased 7% and 6% year-over-year, respectively.
●	Gross profit of $9.1 million, or 3.3% of revenue, compared to $21.2 million, or 9.0% of revenue, for the year-ago quarter.
●	Net loss of $(13.0) million, or $(0.73) per share, compared to net income of $6.2 million, or $0.35 per diluted share, for the same period last year.
●	Adjusted net loss was $(1.4) million, or $(0.08) per share, compared to adjusted net income of $6.0 million, or $0.34 per diluted share last year.
●	Adjusted EBITDA of $1.4 million compared to $13.4 million for the same period last year.

Adjusted net income (loss) and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below.

Fiscal Year 2021 Financial Overview

●	Total revenue of $1.1 billion, consistent with fiscal year 2020.
●	Gross profit of $57.4 million, or 5.4% of revenue, compared to $89.9 million, or 8.5% of revenue, for fiscal year 2020.
●	Net loss of $(11.8) million, or $(0.67) per share, compared to a net loss of $(13.6) million, or $(0.78) per share for fiscal year 2020.
●	Adjusted net income of $6.2 million, or $0.35 per share, compared to adjusted net income of $27.6 million, or $1.57 per diluted share for fiscal year 2020.
●	Adjusted EBITDA of $26.8 million, compared to $54.4 million for fiscal year 2020.

Fourth Quarter and Fiscal Year Highlights

●	Headway with Project Uno, a profit improvement project with initial focus on pricing initiatives, SKU rationalization, plant optimization and unified procurement, freight and back-office activities across all business units.
●	Continued strengthening supply chain and adjusting for the prolonged COVID-19 pandemic.
●	Appointed Mariela Matute to Chief Financial Officer role and Graciela Montgomery as first Chief Human Resources Officer.
●	Declared an annual cash dividend of $1.15 per share on common stock, consistent with the prior year’s annual dividend.
●	Published the third annual sustainability report and undertook the first corporate carbon footprint measurement, providing a baseline to measure progress on Calavo’s journey to net-zero.

Management Commentary

“Early in the fourth quarter, we saw a continuation of the challenging market conditions we experienced in the third quarter including inflationary effects on labor, raw materials and freight,” said Steve Hollister, Interim CEO of Calavo Growers. “We also continued to experience challenges with the avocado crop, including high fruit costs and less desirable sizes. As we moved through the quarter, market conditions improved, and we obtained price increases across customers and product lines. As a result, we experienced steady monthly improvement, and we finished the quarter delivering stronger financial results than at the beginning of the quarter.

“As part of Project Uno, we made the difficult decision to discontinue food processing operations at our RFG facility in Green Cove Springs (near Jacksonville), Florida. While we are continuing our Fresh operations at the facility, the closure will consolidate production into our Georgia facility and improve our capacity utilization.

Calavo Growers, Inc.

“We also made progress toward unifying procurement, freight and back-office activities across our business segments. In addition, we completed the first round of SKU rationalization, eliminating approximately 5% of total SKUs. I am pleased with our progress to date and am optimistic that we will see improved profitability in 2022.

“I believe that by filling two key leadership roles with Mariela Matute as CFO and Graciela Montgomery as CHRO, we are well on our way to building a strong leadership team. We have made progress in our search for a permanent CEO, and we are in final rounds of interviews with several outstanding candidates. I am confident we will be selecting a new CEO soon who will lead Calavo’s growth for years to come.”

Fourth Quarter 2021 Consolidated Financial Review

Total revenue for the fourth quarter 2021 was $273.4 million, compared to $234.4 million for the fourth quarter 2020, an increase of 17%. Fresh segment sales increased 26%, and the RFG and Foods business segments generated sales growth of 7% and 6%, respectively. The average selling price of avocados in the Company’s Fresh segment was higher by 37% while volumes were 7% lower than the prior-year period due to sub-optimal sizes in August in both California and Mexico.

Gross profit for the fourth quarter was $9.1 million, or 3.3% of revenue, compared to $21.2 million, or 9.0% of revenue, for the same period last year. The decrease in gross profit margin reflected inflationary pressures on labor, raw materials and freight, volume declines in the Fresh segment as a result of the product and size mix in late summer and increased fruit costs in the Foods segment.

Selling, general and administrative (SG&A) expense for the fourth quarter totaled $16.3 million, or 6.0% of revenue, compared to $13.7 million, or 5.9% of revenue, for the same period last year. The year-over-year increase in SG&A expense primarily was related to increases in outside services and insurance expenses.

Net loss, including a $9.7 million impairment from our Florida operations, for the fourth quarter was $(13.0) million, or $(0.73) per share. This compares with net income of $6.2 million, or $0.35 per diluted share, for the same period last year.

Adjusted net loss was $(1.4) million, or $(0.08) per share, for the fourth quarter, compared to adjusted net income of $6.0 million, or $0.34 per diluted share, for the same period last year.

Adjusted EBITDA was $1.4 million for the fourth quarter of 2021, compared to $13.4 million for the same period last year.

Balance Sheet and Liquidity

Cash and cash equivalents totaled $2.9 million as of October 31, 2021. Total liquidity at quarter end was approximately $141.2 million, including unrestricted cash, investments and borrowings available under a line of credit.

The Company ended the quarter with $44.8 million of total debt, which included $37.7 million of borrowings under its line of credit and $7.1 million of long-term obligations and finance leases.

Fourth Quarter Business Segment Performance

Fresh

Fourth quarter 2021 sales in Calavo’s Fresh business segment were $149.8 million, up from $118.9 million for the same period last year. Avocado prices were 37% higher year-over-year, partially offset by 7% lower volume due to sub-optimal fruit sizes and mix from Mexico and California in the late summer. Fresh segment gross profit for the fourth quarter of 2021 was $7.4 million, or 5.0% of segment sales, compared to $8.8 million, or 7.4% of segment sales, for the same period last year. The decrease in gross profit was primarily due to the lower volume at gross margin per carton below historical averages.

Renaissance Food Group (RFG)

RFG business segment sales in the fourth quarter of 2021 were $106.1 million, up 7% from $99.3 million in the same period last year reflecting a volume increase of 2% year-over-year, favorable product mix and price increases. Segment gross profit was a loss of $0.2 million, down from gross profit of $7.7 million for the same period last year. Gross margin was adversely affected by market-wide factors such as higher labor, material and freight costs. We have begun to implement price increases to offset these increased costs.

Calavo Growers, Inc.

Foods

Sales in the Foods segment totaled $19.1 million for the fourth quarter 2021, 6% higher than $17.9 million in the same period last year due to improved foodservice demand and, to a lesser extent, price increases achieved on certain products. Segment gross profit totaled $1.9 million, or 9.8% of sales, for the fourth quarter, compared to $4.6 million, or 25.7% of sales, for the same period last year. The decrease in gross profit for the fourth quarter was mainly due to year-over-year increases in avocado and labor costs.

Outlook

While demand for fresh, healthy and convenient products remains strong, the industry-wide inflationary pressures on raw materials, freight and labor costs remain uncertain. We are implementing pricing and operational initiatives to offset these items. We are optimistic that we will see continued profit improvement from our efforts as part of Project Uno.

Non-GAAP Financial Measures

This press release includes non-GAAP measures such as EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.”

EBITDA is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted EBITDA is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures and internal budgets are based. The adjustments to calculate EBITDA and adjusted EBITDA are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Adjusted net income is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted net income and the related measure of adjusted diluted EPS exclude certain items that are recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the GAAP measure of net income (loss) attributable to Calavo Growers, Inc. Additionally, the Company’s senior management is compensated in part on the basis of Adjusted Net Income.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. One-time items are identified in the notes to the reconciliations in the financial tables that accompany this release.

Non-GAAP information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. None of these metrics are presented as measures of liquidity. The way the Company measures EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

Conference Call and Webcast

Calavo will host a conference call, today at 5:00 pm ET/2:00 pm PT to discuss its financial results. The conference call may be accessed by dialing 877-407-3982 (Domestic) or 201-493-6780 (International) with conference ID: 13725117. A live audio webcast of the call also will be available on the Investor Relations section of Calavo’s website at http://ir.calavo.com and will be archived for replay.

Calavo Growers, Inc.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.

Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the impact of the COVID-19 pandemic on our business, results of operations, and financial condition, including, but not limited to, disruptions in the manufacturing of our products and the operations of the related supply chains supporting our ability to deliver our products to consumers, impacts on our employees and uncertainty regarding our ability to implement health and safety measures for our employees, uncertainties regarding consumer demand for our products, impact on our food service customers, increased costs, the impact of governmental trade restrictions imposed as a result of COVID-19 and the possible adverse impact of COVID-19 on our goodwill and other intangible assets; our ability to raise prices, particularly in our RFG and Foods segments, to offset increase costs of goods sold, and the impact of such price increases on future net sales; seasonality of our business; sensitivity of our business to changes in market prices of avocados and other agricultural products and other raw materials including fuel, packaging and paper; potential disruptions to our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; dependence on key personnel and the ability of our management team to work together successfully; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs; risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and COVID-19 and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities; volatility in the value of our common stock; the impact of macroeconomic trends and events; and the resolution of pending investigations, legal claims and tax disputes, including an assessment imposed by the Mexican Tax Administrative Service (the “SAT”) and our defenses against collection activities commenced by the SAT.

For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Financial Profiles, Inc.

Julie Kegley, Senior Vice President

310-622-8246

calavo@finprofiles.com

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	October 31,	October 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$1,885	$4,055
Restricted cash	970	—
Accounts receivable, net of allowances of $4,816 (2021) and $3,498 (2020)	78,866	63,668
Inventories	40,757	41,787
Prepaid expenses and other current assets	11,946	10,733
Advances to suppliers	6,693	5,061
Income taxes receivable	11,524	10,591
Total current assets	152,641	135,895
Property, plant, and equipment, net	118,280	130,270
Operating lease right-of-use assets	59,842	60,262
Investment in Limoneira Company	27,055	23,197
Investments in unconsolidated entities	4,346	6,065
Deferred income taxes	5,316	2,486
Goodwill	28,653	28,568
Intangibles, net	8,769	10,323
Other assets	40,500	32,558
	$445,402	$429,624
Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$23,033	$11,346
Trade accounts payable	9,794	9,384
Accrued expenses	42,063	36,922
Borrowings pursuant to credit facilities, current	—	20,550
Dividend payable	20,330	20,343
Other current liabilities	11,000	—
Current portion of operating leases	6,817	6,443
Current portion of long-term obligations and finance leases	1,587	1,343
Total current liabilities	114,624	106,331
Long-term liabilities:
Borrowings pursuant to credit facilities, long-term	37,700	—
Long-term operating leases, less current portion	57,561	58,273
Long-term obligations and finance leases, less current portion	5,553	5,716
Other long-term liabilities	3,081	3,302
Total long-term liabilities	103,895	67,291
Commitments and contingencies
Shareholders’ equity:
Total shareholders’ equity	226,883	256,002
	$445,402	$429,624

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Year ended
	October 31,		October 31,
	2021	2020	2021	2020

Net sales	$273,424	$234,430	$1,055,830	$1,059,371
Cost of sales	264,305	213,250	998,405	969,473
Gross profit	9,119	21,180	57,425	89,898
Selling, general and administrative	16,305	13,726	56,679	57,952
Expenses related to Mexican tax matters	455	—	1,797	—
Impairment and charges related to RFG Florida facility closure	9,162	—	9,162	—
Gain on sale of Temecula packinghouse	(54)	(54)	(216)	(216)
Operating income (loss)	(16,749)	7,508	(9,997)	32,162
Interest expense	(225)	(145)	(798)	(877)
Other income, net	559	301	1,351	2,551
Recovery (loss) on reserve for FreshRealm note receivable and impairment of investment	—	(130)	6,130	(37,322)
Unrealized net gain (loss) on Limoneira shares	(2,985)	588	3,858	(8,537)
Income (loss) before income taxes (benefit) and income (loss) from unconsolidated entities	(19,400)	8,122	544	(12,023)
Income tax (provision) benefit	6,326	(2,248)	(10,747)	4,292
Net income (loss) from unconsolidated entities	36	265	(1,719)	(6,110)
Net income (loss)	(13,038)	6,139	(11,922)	(13,841)
Add: Net loss attributable to noncontrolling interest	83	88	104	216
Net income (loss) attributable to Calavo Growers, Inc.	$(12,955)	$6,227	$(11,818)	$(13,625)

Calavo Growers, Inc.’s net income (loss) per share:
Basic	$(0.73)	$0.35	$(0.67)	$(0.78)
Diluted	$(0.73)	$0.35	$(0.67)	$(0.78)

Number of shares used in per share computation:
Basic	17,635	17,586	17,621	17,564
Diluted	17,635	17,666	17,621	17,564

Calavo Growers, Inc.

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh	Calavo	Interco.
	products	RFG	Foods	Elimins.	Total

Three months ended October 31, 2021
Net sales	$149,802	$106,091	$19,059	$(1,528)	$273,424
Cost of sales	142,370	106,270	17,193	(1,528)	264,305
Gross profit (loss)	$7,432	$(179)	$1,866	$—	$9,119

Three months ended October 31, 2020
Net sales	$118,855	$99,337	$17,916	$(1,678)	$234,430
Cost of sales	110,013	91,611	13,304	(1,678)	213,250
Gross profit	$8,842	$7,726	$4,612	$—	$21,180

Year ended October 31, 2021
Net sales	$588,527	$396,472	$77,566	$(6,735)	$1,055,830
Cost of sales	540,740	399,974	64,426	(6,735)	998,405
Gross profit (loss)	$47,787	$(3,502)	$13,140	$—	$57,425

Year ended October 31, 2020
Net sales	$585,052	$404,723	$75,220	$(5,624)	$1,059,371
Cost of sales	537,489	383,331	54,277	(5,624)	969,473
Gross profit	$47,563	$21,392	$20,943	$—	$89,898

For the three months ended October 31, 2021 and 2020, intercompany sales and cost of sales of $0.6 million and $0.6 million between Fresh products and RFG were eliminated. For the year ended October 31, 2021 and 2020, intercompany sales and cost of sales of $2.5 million and $1.7 million between Fresh products and RFG were eliminated. For the three months ended October 31, 2021 and 2020, intercompany sales and cost of sales of $0.9 million and $1.1 million between Calavo Foods and RFG were eliminated. For the year ended October 31, 2021 and 2020, intercompany sales and cost of sales of $4.2 million and $4.0 million between Calavo Foods and RFG were eliminated.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS (UNAUDITED)

(in thousands, except per share amounts)

The following table presents adjusted net income and adjusted diluted EPS, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., and Diluted EPS, which are the most directly comparable GAAP measures. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended October 31,		Year ended October 31,
	2021	2020	2021	2020
Net income (loss) attributable to Calavo Growers, Inc.	$(12,955)	$6,227	$(11,818)	$(13,625)
Non-GAAP adjustments:
Non-cash losses (income) from unconsolidated entities (a)	(36)	(265)	1,719	6,110
Loss (Recovery) from FreshRealm and other related expenses(b)	—	385	(5,989)	37,577
Certain management transition expenses (c)	662	—	1,347	1,119
Acquisition costs (d)	—	—	262	510
Net (gain) loss on Limoneira shares (e)	2,985	(588)	(3,858)	8,537
RFG rent expense add back (f)	108	108	396	108
Mexican tax matters (g)	455	—	14,270	—
Restructure costs – consulting, management recruiting and severance (h)	1,708	—	1,833	—
Impairment and charges related to closure of RFG Florida facility (i)	9,748	—	9,748	—
Tax impact of adjustments (j)	(4,095)	96	(1,690)	(12,773)
Adjusted net income (loss) attributed to Calavo Growers, Inc.	$(1,420)	$5,963	$6,220	$27,563

Calavo Growers, Inc.’s net income (loss) per share:
Diluted EPS (GAAP)	$(0.73)	$0.35	$(0.67)	$(0.78)
Adjusted Diluted EPS	$(0.08)	$0.34	$0.35	$1.57

Number of shares used in per share computation:
Diluted	17,635	17,666	17,621	17,564

(a)	For the year ended October 31, 2020, FreshRealm incurred losses totaling $24.1 million, of which we recorded $7.2 million of non-cash losses during fiscal 2020. For the three months ended October 31, 2021 and 2020, we recorded income from Agricola Don Memo totaling of less than $0.1 million and $0.3 million. For the year ended October 31, 2021, and 2020, we incurred losses from Agricola Don Memo totaling $1.7 million, and income totaling $1.2 million.
(b)	In July 2021, as part of the FreshRealm Separation Agreement, FreshRealm paid Calavo the Loan Payoff Amount of $6.0 million, and we recorded the receipt on the statement of operations as a recovery of the reserve for collectability of the FreshRealm note receivable. In addition, we recovered $0.1 million in receivables that we previously reserved. During the third quarter of fiscal 2020, the results of operations of FreshRealm have deteriorated significantly from our expectations three months earlier, with declining sales and continuing losses. We recorded an impairment of 100% of our equity investment of $2.8 million, and we recorded a reserve for 100% of our note receivable of 34.2 million (which includes accrued interest of $4.1 million), and $0.3 million in trade accounts receivable as of October 31, 2020, which resulted in a loss of $37.3 million. For the three months ended October 31, 2020, we incurred $0.3 million of professional fees related to FreshRealm and to the Loss on reserve for FreshRealm note receivable and impairment of investment. For the year ended October 31, 2021 and 2020, we incurred $0.1 million and $0.3 million of professional fees related to FreshRealm and to the Loss on reserve for FreshRealm note receivable and impairment of investment.
(c)	For fiscal 2021 and 2020, results include stock-based compensation expense related to senior management transitions, which does not impact the underlying cost structure of the company.
(d)	In the first quarter of fiscal 2021, we incurred professional service costs related to a considered but non-consummated acquisition. In fiscal 2020, we incurred expenses related to the acquisition of SFFI Company, Inc. doing business as Simply Fresh (SFFI). SFFI is a processor and supplier of a broad line of fresh-cut fruit, principally serving the foodservice and hospitality markets.
(e)	Under GAAP we are required to record changes in fair value of equity investments, including our investment in Limoneira (LMNR) common stock, in net income during the period. For the three months ended October 31, 2021, and 2020, we recorded losses of $3.0 million, and income of $0.6 million in unrealized net (gain) losses related to these mark-to-market adjustments. For the year ended October 31, 2021, and 2020, we recorded income of $3.9 million, and losses of $8.5 million in unrealized net gain (loss) on Limoneira shares related to these mark-to-market adjustments.

Calavo Growers, Inc.

(f)	For the three months ended October 31, 2021 and 2020, we incurred $0.1 million related to rent paid for RFG corporate office space that we have vacated and plan to sublease. For the year ended October 31, 2021 and 2020, we incurred $0.4 million and $0.1 million related to rent paid for RFG corporate office space that we have vacated and plan to sublease.
(g)	In June 2021, we paid $2.4 million in full settlement of the 2011 Assessment. Of this amount, $1.5 million has been recorded as a discrete item in Income Tax Provision and $0.9 million is related to Value Added Tax expense and recorded as Expenses related to the Mexican tax matters. An additional $0.3 million of related professional fees have also been recorded as expenses related to the Mexican tax matters.

In July 2021, based on our evaluation of the most probable outcomes of the 2013 Assessment, we recorded an accrual of $11 million in the accompanying financial statements as a discrete item in Income Tax Provision. An additional $0.1 million of related professional fees have also been recorded as Expenses related to the Mexican tax matters.

For the three months ended October 31, 2021, we incurred professional fees of $0.5 million related to the Mexican tax matters.

See Note 7 to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended October 31, 2021 for further information.

(h)	For the three months ended October 31, 2021, we recorded $0.8 million of consulting expenses related to an enterprise-wide strategic business operations study conducted by a third-party management consulting organization for the purpose of restructuring to improve the profitability of the organization and efficiency of its operations. For the year ended October 31, 2021, we incurred $0.9 million on consulting expenses described above. For the three months ended October 31, 2021, we incurred $0.9 million related to management recruiting and severance costs in connection with the restructuring initiative.
(i)	On October 18, 2021, we announced the discontinuation of RFG’s food processing operations at our Green Cove Springs (near Jacksonville), Florida facility, as part of our Project Uno profit improvement program. As of November 15, the Green Cove facility of RFG has ceased operations. We wrote down $8.7 million of leasehold improvements, $0.1 million of equipment, and $0.6 million of inventory (recognized through cost of goods sold). We also paid $0.4 million in employee severance.
(j)	Tax impact of non-GAAP adjustments are based on the prevailing year-to-date tax rates in each period and adjusted for any one-time discreet items.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (UNAUDITED)

(in thousands, except per share amounts)

The following table presents EBITDA and adjusted EBITDA, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., which is the most directly comparable GAAP measure. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended October 31,		Year ended October 31,
	2021	2020	2021	2020

Net income (loss) attributable to Calavo Growers, Inc.	$(12,955)	$6,227	$(11,818)	$(13,625)
Interest Income	(277)	(65)	(335)	(1,998)
Interest Expense	225	145	798	877
Provision (benefit) for Income Taxes	(6,326)	2,248	10,747	(4,292)
Depreciation & Amortization	4,646	4,243	17,571	16,093
Stock-Based Compensation (c)	1,132	918	3,950	4,487
EBITDA	$(13,555)	$13,716	$20,913	$1,542

Adjustments:
Non-cash losses (income) from unconsolidated entities (a)	(36)	(265)	1,719	6,110
Net (gain) loss on Limoneira shares (e)	2,985	(588)	(3,858)	8,537
Loss (Recovery) from FreshRealm and other related expenses (b)	—	385	(5,989)	37,577
RFG rent expense add back (f)	108	108	396	108
Acquisition costs (d)	—	—	262	510
Restructure costs - consulting, management recruiting and severance (h)	1,708	—	1,833	—
Expenses related to Mexican tax matters (g)	455	—	1,797	—
Impairment and charges related to closure of RFG Florida facility (i)	9,748	—	9,748	—
Adjusted EBITDA	$1,413	$13,356	$26,821	$54,384
Adjusted EBITDA per dilutive share	$0.08	$0.76	$1.52	$3.10

See prior page for footnote references

Calavo Growers, Inc.

CALAVO GROWERS, INC.

OTHER INFORMATION (UNAUDITED)

(in thousands, except per pound amounts)

	Three months ended October 31,		Year ended October 31,
	2021	2020	2021	2020
Pounds of avocados sold	81,652	87,868	378,168	379,910
Pounds of processed avocado products sold	6,829	6,064	25,785	25,480
Average sales price per pound - avocados	$1.68	$1.23	$1.41	$1.37
Gross profit per pound - avocados	$0.08	$0.10	$0.11	$0.11
Average sales price per pound – processed avocado products	$2.92	$2.85	$2.89	$2.84
Gross profit per pound – processed avocado products	$0.29	$0.77	$0.51	$0.82